Exhibit 10.2

ALLONGE, ASSIGNMENT, AND AGREEMENT

ALLONGE, ASSIGNMENT, AND AGREEMENT, dated May 31, 2024 (this “Agreement”), between BURLINGTON CAPITAL LLC, a Delaware limited liability company (the “Transferor”) and WALKER WATER, LLC, (the “Transferee”). The Transferor and the Transferee are sometimes referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

A. On October 17, 2022, CleanCore Solutions, Inc., a Nevada corporation (the “Company”) issued to the Transferor a Promissory Note in the principal amount of THREE MILLION Dollars ($3,000,000) (the “Note”) in consideration for monies loaned by the Transferor to the Company, substantially in the form attached hereto as Exhibit A, and as amended by that certain First Extension Agreement dated as of September 13, 2022, Second Extension Agreement dated as of December 17, 2023, Third Extension Agreement dated as of April 30, 2024, and Fourth Extension Agreement dated May 20, 2024.

B. In addition, on the date hereof, the Company is paying to the Transferor Nine Hundred Thousand Dollars ($900,000) toward the reduction of the principal amount of the Note (the “Company Payment”).

C. The Transferor now desires to assign $633,840.00, representing both the principal amount of the Note plus accrued interest thereon from the date of original issuance of the Note (the “Assigned Portion”) to the Transferee under this Agreement.

D. This Agreement is intended to document the assignment of the Assigned Portion of the Note from the Transferor to the Transferee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, hereby agree as follows:

1. Assignment; Purchase Price. The Transferor hereby sells, transfers, conveys and delivers unto the Transferee the Assigned Portion of the Note and the Transferee herby acquires the Assigned Portion of the Note from the Transferor in exchange for the Transferee’s cancellation of 400 units of membership interest (40%) of CleanCore Solutions, LLC, now known as Nebraska C. Ozone, LLC.

2. Cancellation and Reissuance of Notes. Subject to the re-issuance of the New Notes, as provided for below, the Transferor hereby cancels the Note. Subject as aforesaid, the Note is no longer issued and outstanding and is of no further force and effect. Subject as aforesaid, the Company will have no rights or obligations under the Note and the Transferor will have no rights or obligations under the Note. Subject as aforesaid, each of the Company and the Transferor shall be forever released and discharged in all respects from all liabilities and obligations, under or with respect to the Note. To accomplish the assignment provided for in Section 1 of this Agreement, and to reflect the Company Payment, the Transferor shall amend and restate the Note and thereby reissue new promissory notes (“New Notes”), dated as of the date hereof, having identical terms as the Note, but one such New Note being registered in the name of the Transferee and being in a principal amount equal to the Assigned Portion of the Note, with interest accruing thereon from the date of the original issuance of the Note; and another New Note will be issued and registered in the name of Transferor, in the principal amount equal to the principal amount of the Note, less the Assigned Portion of the Note, and less the Company Payment, but with interest accruing as of the date of the Note.

3. Miscellaneous. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in courts of the State of Nebraska having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TRANSFEROR

BURLINGTON CAPITAL, LLC.

By:	/s/ Lisa Roskens
	Name:	Lisa Roskens
	Title:	President and Chief Executive Officer

Walker Water, LLC.

By:	/s/ Gary Rohwer
	Name:	Gary Rohwer
	Title:	President

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